Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.
Accordingly, the following amounts have been reclassified for April 29, 2011. Net assets of the Fund were unaffected by the reclassifications.

              Increase to
                Reduction to               Accumulated
                         Increase                                  Accumulated               Net Realized
                 to Paid-in                                          Net Investment                              Loss on
                                      Capital                                                            Loss                      Investments
--------------------------------------------------------------------------------------------------------------------------
                                     $36,065                                             $141,235                                      $177,300

5. $36,065, all of which was long-term capital gain,was distributed in connection with Fund share redemptions